CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Exhibit 99.1

CELSION CORPORATION

Moderator: Michael Tardugno

April 20, 2007

10:00 a.m. CT

Operator:	Good morning. My name is (Janet) and I will be your conference operator today. At this time, I would like to welcome everyone to the First Quarter Investor Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

At this time, I would like to turn the conference over to Ms. Marilynn Meek, of the Financial Relations Board. You may begin your conference.

Marilynn Meek:	Thank you.

Good morning everyone and thank you for joining us for Celsion’s conference call today. The call will be archived for replay April 20, 2007 at 2:00 pm until April 22, 2007.

The replay can be accessed at 800-642-1687 or 706-645-9291, access code 0538. The call will also be available on the company’s web site at www.celsion.com for 90 days after 2:00 pm on April 20, 2007.

On the call with us today is Michael Tardugno, President and CEO of Celsion. Management will give their opening remarks and then we’ll open the line for questions.

Before we begin, Celsion wishes to inform participants forward looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

You are cautioned that such forward looking statements involve risks and uncertainties including without limitation unforeseen changes in the course of research and development activities and in clinical trials by others.

Possible acquisitions of other technologies, assets or businesses, possible actions by customers, suppliers, competitors, regulatory authorities and other risk detailed from time to time in the company’s period reports filed with the Securities and Exchange Commission.

With that said, I would now like to turn the call over to Mr. Tardugno. Mike, please go ahead.

Michael Tardugno:	Thank you Marilynn and good morning all and thank you for joining us today. As Marilynn said, I’m Michael Tardugno, your company’s President and CEO and I’m here with Tony Deasey, Celsion’s EVP and CFO and Dr. Bill Hahne, our Vice President of R&D.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

We really do appreciate your participation on this call with such short notice. Before starting, I do want to make a correction. This call is not our quarterly conference call. It’s a special call to advise you of recent events in the company.

We will be holding our quarterly conference call. The date is yet to be established.

This is my second conference call with you since joining the company about three and a half months ago and I hope you’ll see it as another down payment on my promise to you to improve our communications with the owners of Celsion stock.

In today’s call, I’d like to cover three topics with you. First, a very important milestone in Celsion’s transition from medical device to an exciting oncology drug Development Company which was revealed to you in our recent announcement that we have agreed on terms for the early sale of our Prolieve franchise to Boston Scientific.

Second, a proposal to authorize additional shares for the employee stock option program and third, the importance of voting your shares at this year’s annual meeting.

Following my remarks, of course, we will take questions and I’d like to ask you to be candid and open with your questions. This is your opportunity to speak to Management and we’re prepared to answer all of your questions to the best of our ability to your satisfaction.

But before I get into the three topics that I just covered, I wanted to give you a brief update on our progress over the last three months. On our last conference call, which was my first conference call with you, I laid out a six point plan that we would execute against over the near term. And by the near term, I mean for the next 12 to 15 months.

I’m pleased to advise you that we have made a great deal of progress. The credit for the progress goes to the team of dedicated employees here at Celsion and for that I want to give them my sincere and personal thanks.

So let’s recap our progress against the six points of focus that I laid out in my first call. The first point is to eliminate undue risk to our oncology program and our financial plan.

Since the beginning of the year, we have taken the following actions to ensure that this point is being achieved.

1. We settled the AMS lawsuit.

2. We significantly reduced our forecasted expenses.

3. We have developed and are working and measuring our progress against a budget that we believe will enable us to substantially complete our ThermoDox development program for primary liver cancer, through an NDA submission and our recurring chest wall cancer program through Phase II, Phase III study.

And lastly we are taking the steps necessary to return compliance with the AMEX listing criteria.

The second point in our plan was to narrow our focus as a company to only those initiatives that drive shareholder value. Namely, our primary liver and recurrent chest wall cancer programs and we have done that.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

In this area we have submitted our Phase III liver cancer protocol to the FDA for approval through the Special Protocol Assessment process. We have accelerated our drug manufacturing and CMC efforts to ensure that when our pivotal study is approved, we will have a reliable supply of drug for the clinical program.

We are finalizing our Phase III execution strategy in determining the number and location of good clinical practice sites compliant with the regulations of the FDA. And we’re optimizing both the number of sites and the locations of those sites to ensure that we both have an efficient as well as a cost effective program.

We have initiated and enrolled our first patient in a study with the Cleveland Clinic and North Shore Long Island Hospital. The goal of the study as you recall from our last conference call is to ensure that our commercially manufactured drug product, single vial, as we call it, performs identically to the three vial formulation that’s been in study.

The third point in our plan is to build our competencies in the critical areas of drug development including Clinical Operations, Analytical Chemistry, Regulatory Affairs and Quality Assurance.

Although I have no new additions to staff to announce, we continue to recruit and I expect to fill some key positions in the near future in Regulatory Affairs and Clinical Operations.

Ensuring that we have a culture in which delivering results, accepting accountability and being transparent with all of our constituents is the fourth point in our program. We are building this culture initially through our compensation plans on three fronts.

First, we have implemented a merit review program that ties this year’s and future salary increases to individual performance.

Second, future bonuses will only be earned by delivering results against clear, value creating company objectives.

And third, we’ve restructured our annual stock option grants to clearly align employee and shareholder interests. And I’ll have more to say about the stock option program later on in the call.

We are also committed as the fifth point of our plan to improve our candor and communications with our shareholders. Over the last three months, we have issued ten press releases advising you of our progress and key business actions, such as presentations at key industry meetings, in our technology.

Ensuring that you have the opportunity to vote on the sale of Prolieve assets is a further demonstration of our commitment to transparency with you, our stockholders.

Finally, the sixth point was to monetize our Prolieve assets which I will now discuss with you in more detail.

As you know, on Wednesday we announced that the Board of Directors has approved the sale of our Prolieve assets to Boston Scientific on terms that maintain the already agreed sale price of $60 million, but allow Boston Scientific to pay the purchase price in three installments.

Although this was the focus of the release, the most important message in that release is that consistent with our stated strategy, this transaction will allow us to fully focus all of our resources on the ThermoDox development program.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

This arrangement, while not ideal, we would have liked to have all of the payment upfront, will provide immediate, non-dilutive funding sufficient for us to make substantial progress with our Phase III clinical trials for primary liver cancer and our Phase II/III trials in recurrent chest wall breast cancer.

The specifics of the deal have been filed in an 8-K and will also be included in a proxy statement, a preliminary version of which has been filed with the SEC and a copy of which will be sent to you once their review has been completed.

In order to help you understand the transaction and Management and the Board’s rational for approving the asset sale, I would like to outline the key elements of the deal for you.

First again, the aggregate price for the sale of all Prolieve assets is $60 million. Payment will be made in three installments — $30 million at close, $15 million on the first anniversary and $15 million on the second anniversary.

From the first $30 million installment, we will pay our closing costs, any outstanding obligations to AMS and repay approximately $17 million principal and interest due on the Boston Scientific loan. We expect that the cash inflow after these costs will be about $10 million.

Together with our current cash of approximately $7 million, we will have $17 million to fund operations through the second installment.

The third element in the deal is that Celsion indemnifies Boston Scientific for breaches of representation and warranties up to the purchase price for 18 months and for Intellectual Property claims for two years capped at $15 million. This is customary and usual on a transaction of this nature.

Boston can recover amounts due under the Intellectual Property indemnification by withholding up to $10 million from the third payment. If costs exceed $10 million, Boston will then lend Celsion the remaining $5 million through an interest bearing note which will be repayable in the event of a change in control or when Celsion generates annual revenues in excess of $20 million.

We are attempting to cover this $15 million risk through insurance and we’ve had some positive indications from underwriters that we will be able to acquire a policy of this nature.

It’s important to note that regardless of any actions on the intellectual property, we will receive $15 million in cash on the first anniversary and a minimum of $5 million on the second anniversary with the potential, if there are no claims, of receiving the entire $15 million on the second anniversary.

In its deliberations and approval of the agreement, the Board of Directors considered a number of factors including:

1. The proceeds of the Prolieve asset sale provide funds for the company’s drug development program and will avoid an immediate and mitigate, future, if any, sales of equity and further dilution of our current stockholders.

2. The proceeds of the Prolieve asset sale are sufficient to fund, as we see it now, the completion of our Phase III primary liver cancer clinical program to an NDA filing.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

3. The proceeds of the Prolieve asset sale will fund at least the initiation of RCW breast cancer Phase II/III study.

4. The gain generated by the sale of the Prolieve asset will result in a significant increase in shareholder equity and assure that the company will achieve compliance with listing requirements of the American Stock Exchange.

5. The proceeds of the Prolieve asset sale will help fund the exploration and development of additional ThermoDox indications and encapsulations of other drugs and our heat activated liposome.

6. The funds generated by the sale of the Prolieve assets will assist us in undertaking market research activities which we believe will facilitate business development initiatives and commercialization strategies.

7. The sale of the Prolieve business completes the company’s exit from the medical device segment and will allow the company to focus on attracting and retaining employees with the skills required to develop and commercialize drug products, enhancing our ability to execute our business strategy.

8. Your company’s Management explored other financing options that were discussed with the Board of the Directors. In the end, we believe that the sale of Prolieve as negotiated is in the best interest of all Celsion stakeholders.

At this point I want to say that although we have currently decided not to raise incremental funding, we are not ruling out the possibility in the future. But if in the future, we conclude that additional funding to accelerate or broaden our programs is appropriate, the decision will always be designed to maximize shareholder value.

A shareholder vote is appropriate at this time because the Prolieve assets represent a significant portion of our current value and I believe that your agreement with the sale is important to going forward.

In order for the vote to be carried, a majority of the shares outstanding must vote in favor. It is therefore important that you exercise your right to vote and give your input into this very important strategic decision.

Now I’d like to highlight a proposal that is included in this year’s proxy statement and that is a proposal to reload the employee stock option plan.

The purpose of the proposal is this. I inherited a stock option pool that was approved three years ago and is essentially very low on shares. Attracting and retaining quality talent requires the ability to grant equity in future value creation.

You will recall that a key component of our focus for transforming the Celsion employee culture is to align their interests with shareholders. We plan to accomplish this goal at least in part through stock option awards.

We are proposing that 1 million shares be reserved. This number is expected to cover the company’s needs for the next three to four years.

The last point I want to make in my formal comments is this. This year, you are being asked to vote on very important matters. The vote related to the sale of Prolieve needs the majority of the outstanding shares to carry the motion.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

If you do not vote, you are effectively voting against the proposal. So I encourage you to read the proxy carefully when you receive it, make your decision and vote, either by mailing in your proxy card, voting on the internet or through the phone number provided with the proxy card in a timely manner.

That concludes my formal remarks. Now I’d like to open it for questions.

Operator:	Ladies and gentlemen, at this time if you would like to ask a question, simply press star then the number 1 on your telephone keypad.

Your first question comes from (Bruce Watts).

Michael Tardugno:	Hi (Bruce).

(Bruce Watts):	Good morning. I’m a long-standing shareholder and spent about 30 years on Wall Street in senior positions. And, you know, let me congratulate you on your progress and the sale of Prolieve.

That does leave you however with no active revenue sources and until you achieve further success with your liposome and directed heat technology, I feel that this grant of further employee options is premature.

Shareholders of your company have been diluted outrageously over the history of the company. Not when you’ve been there, and I understand that and you need to have the resources to build your company and retain good employees certainly. But, it does seem rather premature given how terribly diluted shareholders have been over the years.

Michael Tardugno:	Thanks (Bruce). We appreciate your point on that and I want you to know that we’ve taken dilution into consideration in all of our thinking on both funding the company and asking for approval on this reload to the option program.

I just want you to know that the reloading of the option pool immediately has the effect of allowing us to attract additional talent to the company and provide them with a stock option grants that align their interests with the shareholders of the company.

It’s necessary to have that kind of incentive in order to attract high quality talent to the company. We’re currently not in a position to be able to do that given the balance of shares that we have in the pool.

Second point and I take it as seriously as you do, the option grants for this year have been made. No options will be granted until next year as a function of this reload. And those option grants will be a function of performance, so I think in the aggregate, we agree with your position. I personally agree with your position.

But I do want you to know that the company intends to achieve some milestones over the coming year and hopefully, those milestones will be sufficient to give you confidence that providing option grants to our employees, current and future new employees, is consistent with your expectations and the expectations of the Management of this company.

(Bruce Watts):	And your expectation is that those further option grants that won’t begin until next year will take about three or four years to be completed?

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Michael Tardugno:	Yes the way we see it, given the number of employees that we currently have, additional employees that we will bring into the company and the way in which we structured the option grant program, that this number of options will be sufficient to take us at least through three years and possibly four.

(Bruce Watts):	Okay.

Michael Tardugno:	It’s been the history of the company to ask for a reload of the option pool to carry us forward approximately three year period.

(Bruce Watts):	Well that’s fine. I mean, I understand but it’s distressing to me and other shareholders who have been so very diluted over the years. But, it’s a dilemma that we face and I just hope that you will search for every way that you can to reward shareholders as you proceed and the company grows. Thank you.

Michael Tardugno:	Now (Bruce), I want to comment on that. I want you to know we took this decision to request additional options to be provided in the pool with great deliberation. We intend to distribute those options on a performance basis as I indicated.

(Bruce Watts):	Yup.

Michael Tardugno:	And the goal here is to really attract and retain high caliber people and I think the difference between success and failure in this company, as in most companies, is going to be a function of the quality of the talent that we have here.

In bringing high quality talent in, aligning them with the shareholder interest is really the goal of the stock option program. If we’re successful, we should be returning to shareholders an improvement in value.

(Bruce Watts):	No, I share that view. The better the people, the better the company, certainly.

Michael Tardugno:	Thank you. Thanks for your comments. Next question.

Operator:	Your next question comes from (Lewis Parisi).

(Lewis Parisi):	Good morning gentlemen.

Michael Tardugno:	Good morning (Lewis).

(Lewis Parisi):	How are you today?

Michael Tardugno:	Good thanks.

(Lewis Parisi):	Good. Michael, I could not agree more with the comments made by the previous caller, (Bruce). I’m a long-standing shareholder of Celsion. I’m still in the hunt. I’m still here. I’m still standing. The dilutive effect has been absolutely outrageous.

Then we do the reverse split, now we’re going back to dilutive effects again. I’m sure I’m speaking on behalf of many, many, many investors here and I’ve listened to what you just had a comment on. I know you go toe to the line on some of the points that you recited and reread again to us on how it’s essential to attract employees that are aligned with shareholders.

I’m not exactly sure these programs necessarily cause that same alignment as someone who doles out money on the front end to buy shares of a company, versus someone who has the

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

option to buy once results are recorded. I’d like your comments on that. That’s point number 1.

Michael Tardugno:	Yeah (Lewis), I’m not sure exactly what you’re question is. Stock option programs are not unique to Celsion and in most cases, when we are looking for individuals to join our company or to retain high quality individuals who are currently with the company; we are in a competitive environment.

And absent that tool to attract individuals, we’re at a severe disadvantage. That’s number 1.

Number 2, I want to go back to dilution if you don’t mind. The Management of this company recognizes that dilution over time has been a serious issue for shareholders.

Since joining the company, one of my first missions has been to find a way to ensure that we have sufficient funding to continue with our ThermoDox program without incurring additional dilution through equity sale, through an equity sale through private institutions, to additional investors which would have the effect of diluting our existing investors.

So we’ve been very conscious of this dilution effect and very conscious of the history of the company and have been working hard to mitigate the potential for any additional dilutive activities.

That said, you know, the reloading this option pool with 1 million shares does not mean that we are giving out 10% of the company immediately to new-comers to the company. Nor are we providing unusual grants to existing employees.

This reload which will be used over the course of about three to four years has the effect of diluting shareholders by about 2 to 3% a year and you’ll be the judge and the market will be the judge if the value creating activities that high caliber people can bring to this company are worth the 2%.

I mean, our objective is to improve the value of our stock through accomplishment on a timely basis with a very tight control of our spending. In the end, that should provide a benefit, if we’re successful and I’m very confident that we will be, that will provide more than cover the implied dilution through granting option shares to employees.

(Lewis Parisi):	Thanks for your comments there. Let me ask the next point here.

Michael Tardugno:	Sure.

(Lewis Parisi):	You indicated net proceeds from the first installment of payments about $10 million, $7 in cash on hand, $17 million total.

Michael Tardugno:	Yes.

(Lewis Parisi):	What is the current annual burn rate anticipated to be? You indicated that the proceeds here in the cash we have will take us through Phase III liver, RCW, at least some of Phase II. What are the timelines in the current burn rate?

Michael Tardugno:	Yes let me say this. Let me try to answer your question a little bit differently. The $17 million that we will yield from the sale of Prolieve assets in the first year will be more than sufficient to carry us through our first year of spending against the ThermoDox program.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

The spending accelerates a little bit in the second as we begin to open clinical sites for the Phase III program.
There’ll be a carryover of cash from the first year into the second year with the $15 million additional on the sale of the asset, in the second year, we’ll have sufficient funding to cover the entire year and then some going into the third year.

So if I can answer it this way, and no disrespect to the question, that our spending plans are consistent with the payment schedule that we expect to receive from Boston and then some.

That said, if we see opportunities to either accelerate our clinical program or opportunities to develop other ways to improve shareholder equity, we may be spending at a rate that’s faster than I just communicated.

In any case, those kind of changes to our strategic plan will be very carefully considered and presented in calls like these to our shareholders.

(Lewis Parisi):	So suffice to say that if the opportunities arise, then we would undoubtedly have the need for dilution by issuing more shares, raising some equity or landing some debt.

Michael Tardugno:	Yeah that’s two ways of doing it. There are other options to bringing cash into the company, but yes.

And again, we would only do that, raise additional funding if we believed there was an opportunity to improve shareholder value by either accelerating our current ThermoDox program or finding other areas where this company could expand, for example, our product pipeline in a way that we believe would give a return to our investors.

(Lewis Parisi):	I don’t want to hog time here but you said this is an opportunity to visit with Management, so I’m taking advantage of that.

Michael Tardugno:	Go ahead (Lewis).

(Lewis Parisi):	It seems to me that there may be a rush to sell the asset of Prolieve rather than explore alternative buyers on better terms perhaps at a better price. We struck the Boston Scientific deal three, four years ago...

Michael Tardugno:	Right.

(Lewis Parisi):	And I’m wondering to what extent we’ve done due diligence in the market to determine if there are other viable alternatives and maybe accordingly, pay that breakup fee.

Michael Tardugno:	Yeah, unfortunately, we’re not in a position to solicit - the way the contract was written, we have an agreement with Boston Scientific. As you point out that agreement was established a number of years ago.

So we’re not in a position to solicit other purchasers or acquirers of the asset. That’s just the deal that we have. We did explore other funding options outside of selling Prolieve to another suitor if there was one available.

Both funding options had a substantial dilution effect. We considered them, however, we negotiated in a number of different ways. We considered them and this transaction is, as your Management sees it and as the Board of Directors sees it, is the best chance to finance our ThermoDox development program, regain our listing compliance with the American Stock Exchange, and minimize or mitigate the potential for dilution going forward.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

So it was the best option on the table and I can tell you that if there were other better options, we would have explored them.

(Lewis Parisi):	Good. One final thing and I’ll close. Are there to your knowledge any outstanding issues connected with the intellectual property?

Michael Tardugno:	The answer to that is no. To our knowledge, to the best of our knowledge and we’ve had a review of our intellectual property, our freedom to practice review, the answer’s no.

(Lewis Parisi):	Good. I think you guys are doing a good job. Keep it in the middle road. Keep doing what you’re doing and I appreciate it. Thank you.

Michael Tardugno:	Thank you. Next question please.

Operator:	Your next question comes from (Paul Irvin).

(Paul Irvin):	Yes, good morning.

Michael Tardugno:	Good morning (Paul).

(Paul Irvin):	The concerns expressed by some others and it’s something that I have no knowledge of but they were saying that it would incur a lot per patient in running Phase III clinical studies. I was wondering if you have some rough idea of how much it would cost ClN for each patient that is run through the studies?

Michael Tardugno:	Well we do. But let me say this. Our Clinical Operations Team is, you know, is headed up by Bill Hahne. Bill has quite a bit of experience in clinical programs and bringing oncology drugs to market.

Our clinical program is being evaluated as a global program, meaning that the nature of the liver indication is such that in order to get a fairly quick - complete our program in a fairly quick manner, we are considering establishing clinical sites in geographic locations where the incidence of liver cancer is the highest.

So that’s one variable in establishing the cost of this clinical program. The second variable in establishing the cost of the clinical program is the relative cost in the geographic sites.

So what Dr. Hahne and company are doing is looking as a second variable, what sites provide us the lowest cost, still consistent with our quality objectives and our need to have clinical sites that are compliant with FDA regulations for good clinical practice.

The third variable is, it’s a little bit more intangible because it’s harder to put our hands on until we visit sites is the third variable is understanding the relative experience with radiofrequency ablation.

So it is complex milieu of evaluating high volume sites versus low cost sites versus high experience investigators. We’re looking to optimize speed, cost and quality.

That said, we have ranges on what we believe the total cost of this program could be ranging anywhere from as high as $40 million to as low as what we believe might be $20 million for the entire program for its three year course. We expect it to run about three years.

I suspect in trying to make sure that we have speed, cost and quality that the total cost of the program will be somewhere in the middle.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

So you can divide that number by 600 and come up with a cost per patient yourself.

(Paul Irvin):	Average cost, yes. Okay.

Michael Tardugno:	But you can do that. But in the end, if we have confidence that high volume sites are in the lowest cost geographies and the investigators in those geographies are sufficiently experience to pass Dr. (Hans)’ high standard of excellence, then we could be looking at a relatively low cost clinical program.

On the other hand, we don’t want low cost at the expense of quality results. So that’s what we’re working on now and that’s what my comment was earlier.

We we’re looking to optimize this clinical program in a way that it does all three things that we think are important for a successful conclusion.

(Paul Irvin):	Let’s say Hong Kong is one of the locations. Does that give you give you a problem with FDA as far as their knowledge of the facilities over there or are they already monitoring other programs do you think?

Michael Tardugno:	Hong Kong - as a matter of fact, I was in Hong Kong looking at our clinical site on Wednesday. I was there. I flew back actually yesterday so I could meet with you and the other shareholders on this conference call.

The Queen Mary Hospital that’s currently handling our Phase 1 clinic (calling) in conjunction with the National Cancer Institute has a number of, I think they told me 105 or 150 — I can’t remember off the top of my head -- clinical programs going on the vast majority of which are sanctioned by the FDA.

I met with a number of the people who are involved with our clinical program. And I can tell you this is that they strike me as being knowledgeable, interested and educated and focused on making sure that the results that they deliver - the data they deliver to us is nothing but high quality.

So I can tell you I was very impressed.

(Paul Irvin):	That sounds like good news for the company. In light of Boston Scientific making an announcement that they hope to spin off the division that would probably include Prolieve, would you say - who approached the other one on changing the agreement to the new terms? Was it mutual or did - was CLN more anxious or Boston Scientific more anxious to gain the ownership of Prolieve?

Michael Tardugno:	I think over the course of the last six or eight months before I joined the company, Tony Deasey was looking at a variety of different proposals to encourage Boston to exercise their option early.

And so the genesis of this proposal I’m sure came through some cooperative discussions between our two companies.

That said as - in the end, Boston’s acquisition of Prolieve assets was not a function of the terms. They are - at least in my estimation. Their acquisition of the assets is a function of their optimism that this is a good business for them that delivers growth in sales, quality results and good earnings. Okay?

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

(Paul Irvin):	Okay. And in light of the fact that they loaned us 15 million over time and we paid interest, I was wondering what position we’re in as far as the two additional payments that we’re to receive over the next two years. Is there interest involved or is this just...

Michael Tardugno:	There’s no interest involved. This is a give and take in these kind of negotiations.

(Paul Irvin):	That’s what happens when you’re the small guy.

Michael Tardugno:	Some day we’ll be the big guy I hope.

(Paul Irvin):	Okay.

Michael Tardugno:	They did not have to exercise this.

(Paul Irvin):	Excuse me?

Michael Tardugno:	They did not have to exercise.

(Paul Irvin):	Yes, right.

Michael Tardugno:	and I think bringing them to the table, recognizing our needs for cash and...

(Paul Irvin):	Right.

Michael Tardugno:	...not to dilute shareholders was - we had to make some compromises.

(Paul Irvin):	I was expecting that answer. In light of their exercising the option, will this result in cash requirements for taxes to the federal government?

Michael Tardugno:	The answer to that is no. And maybe this is one or in as much as it’s tax season and I’m all taxed out — I don’t like to talk about it — I’m going to let (Tony) give you a little bit of background on our NOLs.

Tony Deasey:	We have significant NOLs so that the gain we make on the sale of these assets will be absorbed by that NOL.

Michael Tardugno:	Explain...

Tony Deasey:	NOL is accumulated losses that we haven’t had losses to offset against. So we have losses which are more than enough to cover.

(Paul Irvin):	Okay. I wanted to be sure that those losses could be used. I imagine some of the losses probably expired because of the length of time is that correct?

Tony Deasey:	That’s correct.

Michael Tardugno:	So (Lewis), if you don’t mind, we want to get some others a chance to ask questions. But we appreciate your interest. Thank you very much. I meant (Paul), sorry.

(Paul Irvin):	Could I have one other question?

Michael Tardugno:	Okay one more (Paul).

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

(Paul Irvin):	Has Boston Scientific made any indication of their intentions and retaining their 7% ownership in CLN?

Michael Tardugno:	That hasn’t been a point of discussion with us at - with Boston at this point. They are shareholders and maybe are considering it. But it wasn’t the point of our discussion.

(Paul Irvin):	Okay, thank you.

Michael Tardugno:	Next please.

Operator:	Your next question comes from (Holt Faircloth).

(Holt Faircloth):	Yes Mr. Tardugno?

Michael Tardugno:	Yes?

(Holt Faircloth):	First of all you have my sympathies coming into the company with a lot of history of dilution and shareholders very sensitive to that issue. And working around that is tough.

You talk about the transparencies and the importance of that. But at the very same time we went through the AMS suit and you had stockholders wondering what’s going on, what settlement.

Michael Tardugno:	Yes.

(Holt Faircloth):	And that’s never been disclosed.

Michael Tardugno:	Yes.

(Holt Faircloth):	Nor did you say as terms of our agreement, we can’t disclose it.

Michael Tardugno:	Yes.

(Holt Faircloth):	So that’s frustrating to hear the talk of transparency and yet do that. On the other hand, let me say that you have offered more transparency than we’ve had in the past, more press releases and more...

Michael Tardugno:	Yes.

(Holt Faircloth):	You’re moving the right direction.

Michael Tardugno:	Well thanks. Let me just say something about AMS. We talked about this a little bit - or quite a bit actually in the last conference call.

It was a three-way deal. The transaction actually was between us and AMS. But Boston as a function of our contract with them or our agreement with them had to review all of our settlement proposals before we went forward.

Among the two companies who have a future interest in Prolieve or competing in the same market, it that was their conclusion that the settlement terms in a competitive environment provided them with - excuse me, no net value and on that basis asked for confidentiality.

Frankly, I - as I think as I told you last time, I don’t think - if you knew it all, you wouldn’t be disappointed.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

I would’ve been happy to disclose the terms to you. There’s no reason for us to hold them back. I mean I just gave you every dollar of what will happen on the balance sheet on this current - in this current proposed transaction with Boston Scientific. With a good pencil you probably could work backwards a little bit and get some sense of what it was all about.

(Holt Faircloth):	All right second — and this perhaps it’s just my ignorance — but on the outside I couldn’t - at one time our agreement with Boston Scientific as I understood it was that they got the BPH assets but that our prostatitis and other possible uses of the equipment we were keeping.

And yet you’re talking about us being out of the business altogether. Did they buy those other uses?

Michael Tardugno:	Yes they did. They bought BPH and all future uses of that technology, yes.

(Holt Faircloth):	All right. In terms of the employee stock option plan, perhaps in the future you’ll give shorter option times related to actual performance and moving forward of the company and hopefully not options that the company goes stagnant for five or six years and yet people still when it does it may have little movement with that, can exercise options ten years down the road.

We’ve got a lot of options out there right now that people don’t want but ultimately after some time they’re going to be good.

Michael Tardugno:	Yes. And let me just make a comment - a couple of comments on that.

One is there are a lot of options outstanding. Most of them are - the strike price is pretty high. If in the event that they become valuable to the holders, the implications are that the value of stock owned by shareholders will be substantially higher, number one.

So actually I’m cheering it. I’m cheering it on. I’d like to see that all of the options that are outstanding are worth something and that - and that really is the alignment between stock option holders and shareholders or employees with stock options and shareholders. That’s number one.

Number two is, I don’t want you to confuse what we’re intending to do is stock option grants going forward will be provided to employees who have demonstrated their ability to create shareholder value by meeting performance criteria and by ensuring that the decisions that we make going forward are good decisions.

The results that we get going forward are good strategic results that provide a platform for future growth of the business.

So the number of stock options provided will be - and the frequency of stocks - stock options given to employees will be a function of your management’s assessment of their contribution to the - not only to the current year, but to the future years or the future of the company.

So we - I - we’ll be fairly rigorous in our review before providing option grants to employees. I can assure you that.

(Holt Faircloth):	All right. Well I’ll leave you with this. And then obviously we only care about one thing is please make us a lot of money. Thank you.

Michael Tardugno:	Yes sir. I thank you for that. Next you please.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Operator:	Your next question is a follow up question from (Bruce Watts).

Michael Tardugno:	Yes (Bruce)?

(Bruce Watts):	Yes hi. I have several questions. Why don’t I read these off quickly and let you choose the order in which you want to respond.

Michael Tardugno:	Yes (Bruce), and let me take them one at a time because I may not get them all, please.

(Bruce Watts):	Okay, okay. You cited the need to find additional talent. Are there any specific areas of expertise that you are especially looking for?

Michael Tardugno:	Yes, two right now. And you know we hired Henry Castro as a - one of our directors or assistant directors of clinical operations. Henry is an MD. He joins Juan Carlos Jaramillo’s staff. Juan Carlos is an MD who manages clinical operations. They report to Bill Hahne, our Vice President of R&D.

Juan Carlos and Henry have made a significant contribution I believe, in the last couple of months to accelerate our clinical operations programs. We’ll be adding an additional person to their staff.

As we look at Phase 3 and the global nature, potentially the global nature of our Phase 3 study with liver cancer, we’re going to need that kind of talent in the organization to be able to make sure that the study progresses rapidly and in a quality fashion with our clinical site. So we’ll be looking for an additional hire there.

We’re also looking for regulatory affairs talent. I’m currently interviewing for either a senior director or executive director, maybe a vice president level of - for regulatory affairs which is a very important position in the company.

As you know or may or may not know, filing an NDA for a novel drug with the FDA requires an appropriate level of expertise and experience.

And this company transitioning from a medical device company to a drug oncology company really, just did not have that experience. So that’s an important hire for us.

(Bruce Watts):	Yes, that’s encouraging to hear what areas you’re looking for. They both make tremendous sense and makes one feel better about the money you need to spend, the options you need to grant.

So good work on that. And I think it’s very encouraging.

Secondly, have you given any consideration to having a high quality private equity firm possibly make an investment in the company at a level that wouldn’t be too dilutive to shareholders and that is another source of capital that can have benefits beyond just money?

Michael Tardugno:	The answer to that Bruce is yes. We’d consider it. We talked to a number of private equity firms in conjunction with considering the potential sale of Prolieve, early sale of Prolieve assets. We looked at those options.

And we - in the future we may consider that. But in the most recent timeframe, the best option for the company is to raise money, quality money, non-dilutive with the sale of Prolieve assets.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

But yes. The answer to your question is yes. An equity placement - an placement with a quality private equity firm if in fact we have to raise more funds, may be an option or a route that we have to take. But I can’t guarantee that it won’t be without a lot of dilution.

(Bruce Watts):	No, I understand. But it can raise your visibility tremendously. And sometimes they can be a lot of help.

Michael Tardugno:	Yes sir.

(Bruce Watts):	Thirdly, have you had any active program to try to get some of the smaller brokerage firms particularly who follow small-cap stocks to take a look at the company and possibly write about it?

I’m talking about companies such as Friedman Billings in the Washington area, Needham & Company in New York, Punk Zeigel). I think that name may have slightly changed.

There are a number of firms like Pacific Crest and others out on the West Coast. And just wanted to see what progress you’re making on that front.

Michael Tardugno:	Yes (Bruce), good point. We have been in discussions with a number of mid-cap and microcap fund managers. They have come to visit us, we’ve gone to visit them.

(Bruce Watts):	Good.

Michael Tardugno:	And our plan is over the course of the summer to - now that we are a pure play, pending shareholder approval, now that we’re a pure play oncology drug company, is to visit with as many fund managers as we can that we believe are quality funds looking both to secure their interest in investing in our company and also to get some analyst coverage.

(Bruce Watts):	Lastly, I’ll offer the offhand comment that there are brokers in Hong Kong by the way that could have an interest now given your activity there.

And I’m familiar with some of those and would be happy to share that knowledge with you sometime soon.

Michael Tardugno:	We might - we may want to have an off-line conversation. But I’ll tell you this, I was just in Hong Kong not only to visit our clinical site there, but I also talked to some fund managers. So I’d agree with your direction.

(Bruce Watts):	Yes. Very good.

Michael Tardugno:	Okay.

(Bruce Watts):	That’s it.

Michael Tardugno:	Any other questions? Next question please.

Operator:	The next question comes from (Philip Willman).

(Phillip Willman):	I would like to thank you guys for doing a fantastic job. In the two years that I’ve been an investor, I’ve been seeing things go up and down. I never saw the $30 a share that happened or $150 in 2000. But the management has always done what they said they were going to do. And I commend you for that.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

I’m glad that we’re out of the medical device business and I’m very happy that management doesn’t have to spend a lot of time working on catheters and lawsuits and all the other things that were involved with the Boston Scientific part of the business.

I would just like to say that as far as the stock options, I feel like you can either hand out a lot of cash or you can give someone a decent salary on the upside of the stock and they participate only if and when the shareholders participate.

And so I definitely feel like it’s a better situation than to hand somebody a huge salary and they don’t care what the stock does, to hand them a reasonable salary and attract high quality people with the idea that this stock could certainly go higher.

And one small observation, you’re looking at 9 million cash on hand. You’re going to receive another 10 million. You have promises of up to 30 million more.

The market cap of the stock as I’m looking at it is $49 million. It looks to me like you’re buying a pile of cash and getting a biotechnology company for free.

Michael Tardugno:	Yes, we share that observation frankly. And it’s incumbent upon us now to provide Wall Street and investors with a good understanding of where we stand and the future value of (Thermanadox).

(Phillip Willman):	Yes. I think that promoting the company now that the Boston Scientific deal was done and your finances are in good shape, I think would behoove the shareholders as much as anything you can do other than commercializing a drug or lining up a major deal with a pharmaceutical company or other biotechnology company.

But I would like to thank you. You know, and I have not gone through a lot of the pain and suffering that some of the shareholders have. I wasn’t interested in investing in a medical device business.

I think it’s great to put this catheter business behind you and to focus your attention which is one of the things I am very excited about what you’re doing. And I’m a big fan and an advocate of your company.

Michael Tardugno:	Well thank you very much for your comment. That’s reassuring, makes our job that much more rewarding. Thank you.

Next question?

Operator:	Your next question comes from (Bob Greene).

Michael Tardugno:	Hi (Bob).

(Bob Greene):	Good morning. A couple of quick questions that the other callers didn’t get to.

When you transfer the Prolieve assets, what’s the cost savings going to be to the company for not having to provide that anymore?

Michael Tardugno:	Yes, you know, the way we report our results (Bob), is we report our net result. The net result being a - something called gross margin.

So we take the cost of goods and we subtract it from the revenue that we received for selling catheters and instruments to Boston Scientific.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

So what we’re looking at is the loss of that gross margin, loss of gross margin.

So over the course of a year, this year, we expected gross margin could be somewhere in the neighborhood of $5 to $6 million. And going forward, it increased with the rate of sales that we forecasted for Prolieve.

The expenses associated with Prolieve - all expenses associated with Prolieve will go away.

(Bob Greene):	Okay, when you transfer that, you’re transferring all the inventory assets too. Is that extra or is that right in with the 60 mil?

Michael Tardugno:	No, the inventory assets were included in the purchase price.

(Bob Greene):	What about all the people that’s involved in that? Are they going to transfer to Boston or where do they go?

Michael Tardugno:	Well some of the people may - of course this is Boston’s decision. Some of the people may be of sufficient interest to Boston that they provide them with an opportunity for employment.

That said, as we structured, with Boston, a retention and a severance program that we think is consistent with a deal of this nature.

And we’ll be using both the retention and the severance program to provide an appropriate package for those employees who are not retained.

(Bob Greene):	Okay, let’s go to ASCO. There’s supposed to be some abstracts going over there for the first of June I think. When will we know if they’ve been accepted?

Yes, I think we just - I think we answer that.

Bill do you want to - Dr. Hahne will answer that for you.

Dr. Hahne	Yes, our Phase 1 ongoing studies were submitted to the ASCO meeting in June. We - because this year ongoing studies — and they are ongoing — no matter how exciting, were given lower ratings automatically, we will be having publication status only with those submitted abstracts. So they will be published.

(Bob Greene):	Okay.

Dr. Hahne	We continue to submit abstracts to meetings and in the May to September timeframe. And we’ve had several publications of information at professional meetings. And we’ll continue to do so. We are communicating the results of our ongoing studies on an active basis.

(Bob Greene):	So that said, we will probably have something like a poster at abstract - at ASCO?

Dr. Hahne	The abstract process is that they either - there are three options. They either get accepted for oral presentation, poster presentation or they are published in the abstract book.

Our abstracts were accepted for publication which means no - they will not be getting poster presentation. The process this year of selecting abstracts was changed slightly to give lower ratings to ongoing studies which ours are.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

We have substantial data contained in those ongoing studies which we are publishing and putting forth. And the information will be in the abstract book.

(Bob Greene):	All right, let’s go back to the Prolieve assets. If this proposal is turned down, where do we go?

Michael Tardugno:	Well I think that - if it’s turned down, it provides a number of challenges for the company. Let me start with challenge Number 1.

If it’s turned down, we will have to raise a substantial amount of equity - substantial amount of equity in order to become compliant with AMEX listing requirements.

We believe that equity is available to us. But it will be highly dilutive. That’s number one.

Number two is, along the same lines is I think I outlined for you what our spending requirements are in order to maintain our momentum with our clinical program.

So the company on our cash balance is currently, the company needs at least about $15 million this year in order to continue our (ThermoDox) development program.

And that 15 million gives us no room to do anything else by way of exploring the market potential of the product, other encapsulation’s or doing anything else.

So again, we’d have to raise substantial money through private equity, PIPE or something like that in order to offset the loss of this transaction.

In the end, we considered that. And I don’t think it would be of - we’ll have another series of difficult conference calls but to be able to discuss what that - what the impact is.

But you can expect it to be highly, highly dilutive and that - if we have to take that route.

(Bob Greene):	If the Prolieve proceeds going to Celsion would be 18 to 20 million, and probably the net off of that would be 10, I guess I am losing where we have to be highly dilutive.

Michael Tardugno:	Well there’s an issue...

(Bob Greene):	Ten million isn’t going to be enough with what we’ve got to get through?

Michael Tardugno:	No. It doesn’t resolve the AMEX listing equity requirements. We have a fairly substantial amount of negative net shareholder equity that has to be offset. In order to be in compliance with the AMEX listing criteria, we have to have at least $6 million worth of net shareholder equity.

(Bob Greene):	Okay. Okay, you’ve answered my question. Thank you much.

Michael Tardugno:	Next question please?

Operator:	Your next question comes from (Vincent Dempsey).

Michael Tardugno:	Could you repeat that please (Sue)?

Operator:	(Vincent Dempsey).

(Vincent Dempsey):	Yes, hello.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Michael Tardugno:	Good afternoon (Vincent).

(Vincent Dempsey):	Good afternoon. I have two quick questions. What is the status on the Phase 1 with the liver since you say it’s still ongoing?

Michael Tardugno:	Yes.

Dr. Hahne:	We’re at 60 milligrams per meter square and continuing to enroll patients at that dose level. The 50 milligram per meter square dose has been completed. And we are in the process of analyzing the data for our Phase 3 liver program.

(Vincent Dempsey):	And how high could that conceivably go?

Dr. Hahne:	Dose?

(Vincent Dempsey):	Yes.

Dr. Hahne:	The maximum tolerated dose is the objective of that Phase 1 study. And we know that the doses that we’re studying currently are active in terms of their effects in the patient.

So we are in fact in the process of sorting out what dose is the appropriate dose for Phase 3. I’m comfortable that we can select the dose for Phase 3.

(Vincent Dempsey):	And in terms of a time horizon, how far would it conceivably stretch out?

Dr. Hahne:	Well if the drug is extraordinarily safe and we - then the MTD can continue to be higher, we do have plans to explore higher doses if necessary with NCI.

But I can tell you that we feel with our principal investigator, Dr. (Libutti) and Dr. Poon whois our Queen Mary investigator that we’re - feel that we’re within a couple of patients of having defined the MTD.

(Vincent Dempsey):	Okay, got you. Okay. I think in the past, I thought I understood at some point you might be making some sort of a connection or a working relationship with a pharmaceutical or something along that nature.

Can you tell us anything with regard to that conceivably?

Michael Tardugno:	I’m sorry, I didn’t.

(Vincent Dempsey):	I thought at some point earlier in past calls that there was some reference to possibly making a working relationship with a partnership with a pharmaceutical or somebody else as you go into Phase 3.

Michael Tardugno:	Let me answer that. We have no plans at this point nor am I aware of any discussions for any partnerships that related to sharing Phase 3 either cost or management. So there’s nothing on the table that I’m aware of.

(Vincent Dempsey):	Okay.

Michael Tardugno:	I know there’s not now and I’m not aware of any that - any discussions that were available in the future.

(Vincent Dempsey):	So nobody’s touched base with you on that?

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Michael Tardugno:	No.

(Vincent Dempsey):	No? Okay. Okay, thanks a lot. Appreciate it.

Michael Tardugno:	Next question please?

Operator:	You next question comes from (Ruthann Lasalle).

(Ruthann Lasalle):	Hi.

Michael Tardugno:	Good afternoon (Ruthann).

(Ruthann Lasalle):	It’s (Ruthann). I’m with (Mark Robins) group at Catalyst.

Michael Tardugno:	Yes?

(Ruthann Lasalle):	And I just wanted to let you know that in some ways we’re excited about the possibilities that we’ve been talking about for some time in our research of making the story of the company clearer, simpler, streamlined. It’s just easier to tell.

I want to be certain though that I understand it correctly. It sounds from what you said as though there’s not another suitor here for Prolieve, there’s not another option if somehow things don’t go right at the last minute with Boston Scientific, there’s no possibility of turning around and shopping it.

Michael Tardugno:	No, there’s not. They have an option to purchase the franchise through 2009.

(Ruthann Lasalle):	Okay. So it’s basically them or no one.

Michael Tardugno:	That’s right.

(Ruthann Lasalle):	All right, thanks. That’s all that I needed to know.

Michael Tardugno:	Thank you. One last question please?

Operator:	Your last question comes from (Judson Porter).

Michael Tardugno:	Hello Judson.

(Judson Porter):	Good morning. Thank you for your report. I’d just like to know you submitted (the SPA) on March 23rd to the FDA.

Michael Tardugno:	Yes.

(Judson Porter):	What’s your - internally, your projected date of them responding to that submission?

Michael Tardugno:	Well the - for the FDA, they formally have an obligation to respond to us in 45 days. That’s - our submission is complicated by the fact that although we are a drug, there’s some involvement with CDRH. That’s the branch that handles medical devices. They are not obligated to the same timeline.

Although we have a very interested group that the branch that is involved with drugs they - and they’ve given us every reason to believe they’re going to get this done in 45 days.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

The fact of the matter is it may take a day or two or three longer. But we expect to have a response in 45 days.

If the response is that they agree entirely with the protocol, we then would move forward pretty quickly. But that’s typically not what happens.

The FDA is a - it’s a fairly well resourced organization. They have the ability to have experience with a variety of other drugs in a similar focus, the similar kinds of drugs.

That experience sometimes is brought to bear on studies like ours. They may come back to us with either suggestions or comments that will cause us to have to generate a little bit more data.

So here - the bottom line is this. We expect to have at least one more discussion with FDA as a result of their review and suggestions. That would give us another 45 day turnaround.

So in the aggregate, we’re expecting about a 90 day turn. It could be - there’s a potential for a third. We’re going to work like heck to make sure that doesn’t happen. But if there’s a third, then we’d be in a position to start the - to start our clinical program some time in the September timeframe.

(Judson Porter):	But in any case, you’d expect to know why the annual meeting in June?

Michael Tardugno:	By the annual meeting in June, we’ll have had at least one discussion if not two with FDA relative to the submission we made.

(Judson Porter):	Great. Thank you.

Michael Tardugno:	We’ll give you a report then. And by the way, if we get a very positive result, we’ll be out there with a press release as soon as we get it.

(Judson Porter):	I should hope so. Thank you.

Michael Tardugno:	Thank you.

I think unless there is one last burning question...

Operator:	You have two in the queue sir.

Michael Tardugno:	Okay, we’ll take them both please. Let’s go.

Operator:	Your next question comes from (Bruce Watts).

Michael Tardugno:	Hello (Bruce).

(Bruce Watts):	Hi again. I just wanted to know what the nature of (Ruthann)’s firm is. Have they written - yes?

Michael Tardugno:	(Ruthann) works for a company called Catalyst. Catalyst provides us with - provides us with some investment analysis.

We do in the interest of full disclosure, we do provide them with a stipend to do that.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

(Bruce Watts):	Sure.

Michael Tardugno:	Catalyst has some other interests in representing other companies. They report on us I guess is the bottom line.

(Bruce Watts):	Okay good. Thank you.

Operator:	Your last question is a follow-up question from (Paul Irvin).

(Paul Irvin):	Yes. You didn’t address - the original agreement with Boston Scientific gave them the right of first refusal on everything else the company ever wanted to do.

When - if they exercise this option, do they still have that right of first refusal if you wanted to make a deal with other people in regard to (Lipesome) or something?

Michael Tardugno:	Yes (Paul), let me just correct you. They have the right of first offer.

(Paul Irvin):	First offer, right.

Michael Tardugno:	We’re not obligated to accept that offer.

(Paul Irvin):	Right.

Michael Tardugno:	So yes, they do have that right.

(Paul Irvin):	But I mean that will continue even after the...

Michael Tardugno:	That continues for I believe it’s two years...

(Paul Irvin):	Two years.

Michael Tardugno:	Two years, yes.

(Paul Irvin):	Okay, thank you.

Michael Tardugno:	Okay? Yes, just let me say this to everybody. We don’t believe that the right of first offer, although it may take a little bit of time to get through it, provides any negative impact on the future potential sale of assets of the company or licensing of our assets. Okay?

Operator:	There are no further questions sir.

Michael Tardugno:	Okay. Well thank you all very much. We appreciate your time. And we look forward to our quarterly conference call which should be coming up fairly soon.

I just want to close by saying as I said in my formal comments, you will be receiving - once the SEC has reviewed and approved it, you’ll be receiving your proxy statements.

I ask you with all earnestly, please review the proxy, read it carefully, understand the nature of the transaction of Prolieve that we’re asking you to vote on. And please vote your shares.

Thank you very much.

Operator:	This concludes today’s conference. You may now disconnect.

CELSION CORPORATION

Moderator: Michael Tardugno

04-20-07/10:00 am CT

Confirmation #6305383

Additional Information about the Asset Sale and Where to Find It

In connection with the proposed asset sale and other proposals for the annual meeting of stockholders, Celsion is filing a proxy statement with the Securities and Exchange Commission soliciting the vote of its stockholders regarding the proposed asset sale and other proposals. Investors and security holders are urged to read the proxy statement because it will contain important information about the asset sale and other proposals. Investors and security holders may obtain a free copy of the definitive proxy statement, and other documents filed by Celsion with the Securities and Exchange Commission at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge from Celsion by directing such request to the company at 10220-L Old Columbia Road, Columbia, Maryland 21046, Attention: Tony Deasey. Investors and security holders are urged to read the proxy statement and other relevant material when they become available before making any voting decisions with respect to the asset sale and other proposals.

Celsion and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Celsion in connection with the asset sale and other proposals. Information about Celsion and its respective directors and executive officers is set forth in the proxy statement and in its Annual Reports on Form 10-K, which can be found at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.